FILED: 08/14/2006
CID: 2006-00519873
WY Secretary of State

ARTICLES OF INCORPORATION

Wyoming Secretary of State
The Capitol Building, Room 110
200 W. 24th Street
Cheyenne, WY 82002-0020

Phone (307) 777-7311/7312
Fax (307) 777-5339
E-mail: corporations@state.wy.us

1. Corporate name Tabularasa Corp

2. Registered agent name Incorp Services, Inc.

3. Address of registered agent *(must be a Wyoming street address which is identical to the registered agent's business office: must include street address, city, state and zip code; no post office boxes or mail drop boxes.)*

   1720 Carey Avenue, 6th Floor. Cheyenne, WY 82001-4420

4. The mailing address where correspondence and annual report forms can be sent:

   1720 Carey Avenue, 6th Floor. Cheyenne, WY 82001-4420

5. Number and class of shares the corporation will have the authority to issue:

   Unlimited common and outstanding @ 0.0010 par value

   Number and class of shares which are entitled to receive the net assets upon dissolution:

   Unlimited common and outstanding @ 0.0010 par value

6. Incorporators *(list names and addresses of each incorporator)*:

   Michael Hewitt

   3325 North Service road, Unit 105

   Burlington, Ontario L7N 3G2 Canada

7. Execution *(all incorporators must sign)*

Printed Name	Signature	Date
Michael Hewitt	Michael Hewitt	2006-07-20

8. Contact name

Kimberly Allen on behalf of Incorp Services, Inc

Daytime Phone Number

702-866-2500

****

Filing Fee: ***$100.00***

Instructions:

1. Make check payable to Secretary of State.
2. Articles must be accompanied by a written consent to appointment executed by the registered agent.
3. An official certificate of incorporation or a certificate of existence may be obtained for an additional $10.00 fee. Please indicate which certificate you are requesting.